Exhibit 99.1

    Willis Completes Coyle Hamilton Acquisition - Creates Ireland's Premier
                                Insurance Broker

    LONDON & NEW YORK--(BUSINESS WIRE)--Oct. 1, 2004--Willis Group Holdings (NYSE:WSH), the global insurance broker, today announces that following the granting of regulatory approval, it has completed the acquisition of a 56% shareholding in Coyle Hamilton, the Republic of Ireland's largest privately owned insurance broker. It will acquire the remaining interests in 2007 and 2009.
    Coyle Hamilton has annualized revenue of approximately EUR 50 million ($60 million). With offices in Dublin, Limerick, Cork, Belfast and London, its approximately 500 employees serve a broad range of multinational, corporate and personal clients.
    The new Republic of Ireland enterprise, which has leading positions in insurance broking, employee benefits, reinsurance broking and risk management, is to be called Coyle Hamilton Willis.
    Plans are well advanced to integrate Willis' existing business in the Republic of Ireland within Coyle Hamilton Willis. The businesses of Coyle Hamilton in Belfast and London will be integrated with the businesses of Willis in those markets.
    Welcoming the creation of Ireland's premier insurance broker, Joe Plumeri, Chairman and CEO of Willis, said: "Willis has major growth plans and Coyle Hamilton Willis, with its strong local market positions, client focused philosophy and highly professional and experienced workforce will play a significant role in helping us realize our ambitions.
    "This acquisition is consistent with our growth strategy to secure leadership positions in key markets and reflects the Willis Model of combining access to global resources with local expertise and close client relationships."
    Hugh Governey, Chief Executive of Coyle Hamilton said: "Our business has become increasingly global over the past decade. Following this transaction, Coyle Hamilton Willis will be able to offer a significantly enhanced range of services and resources to all our clients here in Ireland. We do not believe we could have found a more attractive global partner than Willis which has enjoyed exceptional success and growth in recent years".
    Hugh Governey will lead the new Coyle Hamilton Willis business in the Republic of Ireland and Jim Halliday, Chief Executive of Willis Northern Ireland, will lead the combined Northern Ireland business. Other appointments and detailed management structures will be advised as soon as these are established as part of the integration process.
    Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. With over 300 offices in more than 80 countries, its global team of 14,500 Associates serves clients in 180 countries. Willis is publicly traded on the New York Stock Exchange under the symbol WSH. Additional information on Willis may be found on its web site: www.willis.com.

    CONTACT: Willis Group Holdings Limited
             Investors:
             Kerry Calaiaro, 212-837-0880
             calaiaro_ke@willis.com
              or
             Media:
             Nick Jones, + 44 20 7488-8190
             jonesnr@willis.com
              or
             Dan Prince, 212-837-0806
             prince_da@willis.com